Exhibit 10.4

OVERSEA-CHINESE BANKING CORPORATION LIMITED

STANDARD TERMS AND CONDITIONS GOVERNING BANKING FACILITIES

1.	TERMS INCORPORATED IN AGREEMENT

1.1

These terms and conditions shall form a part of and be deemed to be incorporated in the provisions of each letter of offer from Oversea-Chinese Banking Corporation Limited (hereinafter called the “Bank” which expression shall include its successors and assigns) to the Borrower (each a “Facility Letter”) and in each agreement entered into between the Bank and the Borrower pursuant to a Facility Letter. The expression the “Borrower” shall mean the person(s) and/or entity described as such in the Facility Letter or (in the absence of such description) the person(s) and/or entity to whom the Facility Letter is addressed.

1.2

For the purpose of each such agreement made pursuant to a Facility Letter, “Security Documents” means the instruments, deeds, documents or agreement evidencing any mortgage, charge, pledge or other form of encumbrance of or over the assets and property of the Borrower or other third party to the Bank and any guarantee or other form of security acceptable to the Bank, as may be specified in the Facility Letter as security for the Facilities to be provided thereunder, “Surety” means any person giving a guarantee or any other form of security and/or support (including but not limited to a mortgage, charge, pledge or such other form of encumbrance) in favour of the Bank under the Security Documents, references to “corporation” includes a limited liability partnership incorporated under the Limited Liability Partnership Act 2005 and references to “shareholder” includes a partner of a limited liability partnership.

1.3

Subject to the provisions of Clause 20, in the event of any conflict between the provisions herein and in the Facility Letter and/or the Security Documents, the provisions in the Facility Letter and/or the Security Documents as the case may be, shall prevail.

2.	IMPLEMENTATION

The facilities under the Facility Letter (the “Facilities”) can be drawndown only on completion of all requisite legal documentation in form and substance satisfactory to the Bank and the fulfilment of such conditions precedent as the Bank may require.

3.	INTEREST

3.1

All interest charged (including additional interest) will be calculated based on a 365-day year in respect of the Facilities denominated in Singapore Dollars and on a 360-day year in respect of the Facilities denominated in foreign currencies, with monthly or such other periodic rests as the Bank may specify and will be payable both before and after judgment as if the covenant to pay the same is an independent covenant. The Bank may vary the interest rate(s) (including additional interest) from time to time at its absolute discretion.

3.2	All interest shall accrue up to and including the actual date when payment is made.

3.3	Where interest is computed with annual rests:-

(a)

The amount of interest payable from the date of the Facility Letter to the 31st day of December of the year of the Facility Letter, both dates inclusive, (in this subclause, the “first interest period”) shall be computed on the aggregate of all drawings and charges and expenditure imposed or expended by the Bank under the Facility during the first interest period from the date of each such drawing or imposition of each such charge or expenditure to the end of the first interest period.

(b)

The amount of interest payable for any interest period of one year from the 1st day of January to the 31st day of December (both dates inclusive) of any year subsequent to the first interest period shall be computed on the following sums:-

(i)

the aggregate of the outstandings under the Facility and any other charges or expenditure imposed or expended by the Bank including accrued interest under the Facility outstanding on the last day of the preceding year;

(ii)

the aggregate of all drawings and all charges or expenditure imposed or expended by the Bank under the Facility during that year, from the date of each such drawing or imposition of each such charge or expenditure to the 31st day of December of that year (both dates inclusive).

3.4	Where interest is computed with monthly rests:-

(a)

The amount of interest payable from the date of the Facility Letter to the last day of the month of the Facility Letter, both dates inclusive (in this subclause, the “first interest period”) shall be computed on the aggregate of all drawings and charges and expenditure imposed or expended by the Bank under the Facility during the first interest period from the date of each such drawing or imposition of each such charge or expenditure to the end of the first interest period.

(b)

The amount of interest payable for any interest period of one month from the first day of the month to the last day of the month (both dates inclusive) of any month subsequent to the first interest period shall be computed on the following sums:-

(i)

the aggregate of the outstandings under the Facility and any other charges or expenditure imposed or expended by the Bank including accrued interest under the Facility outstanding on the last day of the preceding month;

(ii)

the aggregate of all drawings and all charges or expenditure imposed or expended by the Bank under the Facility during that month, from the date of each such drawing or imposition of each such charge or expenditure to the last day of that month (both dates inclusive).

4.	DEFAULT INTEREST

4.1

Default Interest at the rate specified in the Facility Letter or such other rates as may be determined by the Bank at its sole and absolute discretion from time to time, will be charged on all overdue payment in respect of the Facilities including trust receipts, instalments of principal and interest on loans, fees, commissions and all other charges not paid when due.

4.2

For overdraft not paid on demand and utilisation in excess of the approved limit, default interest will be charged at the rate specified in the Facility Letter or such other rates as may be determined by the Bank at its sole and absolute discretion from time to time. For the purpose of ascertaining whether the limit of the principal monies has been exceeded or not, all accumulated and capitalised interest shall be deemed to be principal monies.

4.3

Default interest on any overdue payment shall be payable on such date or dates as the Bank may specify by written notice to the Borrower and if not so paid shall be added to the overdue sum and itself bear interest accordingly.

5.	RIGHT OF DEBIT

Without prejudice to any other rights that the Bank may have, the Bank shall have the right (without any obligation) at any time, without prior notice, to debit the Borrower’s account(s) with the Bank and/or to debit the balance of the overdraft facility (if any) with all accrued interest, unpaid principal and interest, overdue payments subject to trust receipts, term bills, outstandings in respect of performance guarantees, indemnities, bonds, fees, commissions, charges, the costs and expenses stated in Clause 26 and all other monies due on the Facilities and/or under the Facility Letter and/or the Security Documents provided no such debiting shall be deemed to be a payment of the amount due (except to the extent of any amount in credit in the Borrower’s current account) or a waiver of any event of default under the Facility Letter or Security Documents or any other agreement relating to the Facilities. If such debiting causes the Borrower’s account to be overdrawn, interest shall be payable accordingly.

6.	REORGANISATION/CHANGES IN MEMORANDUM AND ARTICLES OF ASSOCIATION

Where the Borrower and/or the Surety is a corporation, the Borrower and/or the Surety shall not, without the Bank’s prior written consent (which will not be unreasonably withheld), undertake or permit any re-organisation, amalgamation, reconstruction, take-over, change of shareholders or any other schemes of compromise or arrangement affecting the Borrower’s and/or the Surety’s present constitution or amend or alter any of the provisions in the Borrower’s and/or the Surety’s Memorandum and Articles of Association or other constitutional document relating to the Borrower’s and/or the Surety’s borrowing powers and principal business activities.

7.	CHANGE IN CONSTITUTION

The Facility Letter and the Security Documents shall continue to be valid and binding on the Borrower notwithstanding any change in the Borrower’s constitution, if a corporation, by amalgamation, consolidation, reconstruction or otherwise, and if a firm, by retirement, expulsion, death, admission, accession or change of any partners or otherwise.

8.	ALTERNATE CURRENCIES

8.1

In this Clause, “Reference Currency” means the currency referred to in the Facility Letter in which the Facilities are denominated and “Alternate Currency” and “Alternate Currencies” mean a currency or currencies other than the Reference Currency.

8.2	Where the Bank has agreed that the Borrower may make drawings in Alternate Currencies: -

(a)

drawings in Alternate Currencies are subject to the availability of funds, and subject to the Borrower giving to the Bank not less than 2 business days (i.e. business days in the countries of the Reference Currency and relevant Alternate Currencies) prior to the date of drawing, written notice of drawing, specifying the amount and date of drawing; Provided Always that the Borrower shall assume and bear all the risks, arising from any oral instructions, including but not limited to those caused by misunderstandings or errors by the Bank regarding the identity of the person instructing the Bank on behalf of the Borrower, and the Borrower confirms that the Bank shall bear no responsibility nor have any liability in respect thereof;

(b)	drawings will be in the amount of the relevant Alternate Currency converted from the Reference Currency at the relevant rate of exchange on the date of drawing;

(c)

if the sums outstanding under the Facilities in an Alternate Currency when aggregated and calculated in the Reference Currency shall at any time exceed the limits of the Facilities calculated in the Reference Currency, the Borrower shall forthwith upon demand by the Bank, repay the amount in excess thereof;

(d)

the Bank’s calculations as to amounts outstanding and/or the rate of exchange used by the Bank for purposes of conversion shall in the absence of manifest error be conclusive and binding upon the Borrower; and

(e)

the Borrower shall on demand indemnify the Bank against all losses, costs and expenses incurred by the Bank in liquidating or employing deposits in an Alternate Currency acquired or contracted for by the Bank in order to fund the drawing.

9.	PAYMENT OF FACILITIES

9.1	Unless otherwise provided in the Facility Letter, the Facilities shall be repayable on demand.

9.2

All payments to be made under the Facility Letter must be made before 11.00 a.m. on the date the payment is due and in the currency in which the drawing was advanced (“Currency of Drawing”), or such other currency which the Bank may specify and is immediately available and freely transferable funds to such account of the Bank at such bank as the Bank may specify in its sole discretion specified by the Bank from time to time.

9.3

If any sum shall fall due for payment on a day which is not a Business Day, such payment must be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). “Business Day” in these terms and conditions means a day (other than Saturday and Sunday) on which the Bank is open for business in Singapore and banks are open for business in the country of the Currency of Drawing.

9.4

All payments to be made under the Facility Letter shall be made free and clear without any set-off, counter-claim, deduction or withholding whatsoever. If under any applicable law the Borrower is unable to pay without any deduction or withholding, the Borrower will forthwith pay such additional amount so that the net amount received by the Bank will equal the full amount which would have been received had such deduction or withholding not been made, and the Borrower shall furnish to the Bank within the period for payment permitted by the applicable law, an official receipt of the relevant taxation or other authorities for the amounts deducted or withheld as aforesaid.

9.5

If under any applicable law whether as a result of a judgment or an order of Court of any jurisdiction against the Borrower or the liquidation of the Borrower or for any other reason including any national or international, financial, political or economic conditions, currency availability or exchange controls, any payment under or in connection with the Facility Letter or the Security Documents is made or is recovered in a currency (“the Other Currency”) other than the Currency of Drawing, then to the extent that, the payment (when converted at the Rate of Exchange on the date of payment or in the case of liquidation the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount remaining unpaid under the Facility Letter or the Security Documents, the Borrower shall as a separate and independent obligation fully indemnify the Bank against the amount of the shortfall.

The indemnity shall give rise to a separate and independent cause of action and shall apply irrespective of any indulgence granted by the Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Facilities or any judgment or order.

“Rate of Exchange” means the rate at which the Bank is able on the relevant date to purchase the Currency of Drawing in such foreign exchange market as it may reasonably select with the Other Currency.

10.	REPRESENTATIONS AND WARRANTIES

10.1	The Borrower acknowledges that the Bank has made available all Facilities contemplated in the Facility Letter in full reliance on the following representations and warranties of the Borrower: -

(a)

all authorisations of any governmental or other authority which are required to authorise the Borrower to own its assets, carry on its business as it is being conducted as of the date of the Facility Letter have been duly and unconditionally obtained and are in full force and effect and the Borrower, the Borrower’s ultimate holding company and each subsidiary of the Borrower’s holding company are in compliance in all respects with all laws, regulations rules and orders relating to the carrying on of its business (including but not limited to all applicable anti-corruption, environmental and social laws and governance requirements);

(b)

all acts, conditions and things required to be done and performed by the Borrower precedent to the acceptance of the Facility Letter and execution of the Security Documents to constitute them valid obligations of the Borrower in accordance with their respective terms have been done and performed in due and strict compliance with all applicable laws and regulations;

(c)

each of the Facility Letter when accepted and the Security Documents when executed will constitute the legal, valid and binding obligations of the Borrower and the Surety (as the case may be) and be enforceable in accordance with its terms;

(d)

(where the Borrower is a corporation) the execution, delivery and performance by the Borrower of the transactions contemplated in the Facility Letter and the Security Documents are within the Borrower’s corporate powers and have been duly authorised by all necessary corporate action;

(e)

(where the Borrower is a corporation) the certified true copies of the Memorandum and Articles of Association, or other corporate constitutional documents, of the Borrower and the Shareholders’ and Board Resolutions of the Borrower relating to the approval and acceptance of the Facility Letter and execution of the Security Documents, are true and accurate copies of the corporate records of the Borrower;

(f)	the acceptance and performance of the Facility Letter and the Security Documents do not and will not:-

(i)

contravene or constitute a default or breach under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Borrower or any of its assets is bound or affected;

(ii)

cause any limitation on the Borrower or the powers of its directors (where applicable) , whether imposed by or contained in any law, order, judgment, agreement, instrument or otherwise to be exceeded; or

(iii)	result in the creation or imposition of any lien, charge, security , interest or other encumbrance over any assets of the Borrower other than those created by the Security Documents.

(g)

neither the Borrower nor any Surety is in default in the payment or performance of any of their respective obligations for borrowed money or under any instrument or agreement binding on the Borrower or any Surety or any of their respective assets which may have a material adverse effect on their respective business , assets or condition or materially and adversely affect their ability to perform or observe their respective obligations under the Facility Letter or Security Documents;

(h)

there are no litigation , arbitration or other proceedings or claims pending or threatened against the Borrower its related corporations or any Surety or any of their assets which may have a material adverse effect on their respective business , assets, or financial condition or ability to perform their respective obligations under the Facility Letter or the Security Documents;

(i)

(where the Borrower is a corporation) no steps have been taken or are being taken to wind up the Borrower or to appoint a receiver and/or manager or judicial manager, liquidator, trustee in bankruptcy or any other such official over the Borrower, its assets or any of them;

(j)

the Borrower has fully disclosed in writing to the Bank all facts and information relating to the Borrower which the Borrower knows or should reasonably know and which are material for disclosure to the Bank in the context of the Facility Letter;

(k)	the Borrower will, if so required , make any disclosure, announcement or report pursuant to any legislation , laws, rules and regulations or otherwise to the relevant authorities;

(l)

the Borrower has filed all tax returns which it is required by law to file and has duly paid and discharged all rents , rates , taxes, assessments fees and government charges levied against the Borrower or the Borrower’s assets , properties , business and operations in accordance with the requirements of the relevant authorities.

(m)

the Borrower has the power and authority to own assets and to conduct the business which the Borrower conducts and/or purports to conduct. The Borrower further represents and warrants to the Bank that the Borrower has not acted and is not acting in contravention of any law which may result in third parties obtaining priority over the Bank in respect of the security granted herein or such security being illegal, unenforceable, altered, affected, discharged or revoked ;

(n)

the Borrower will not (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) (i) sell, transfer, lease out, lend or otherwise dispose of the whole of its assets nor of any part of its assets which, when aggregated with all other disposals required to be taken into account under this paragraph is material in relation to its assets , or the disposal of which (when so aggregated) could have a material adverse effect on it or (ii) materially change the scope or nature of its business whether by disposal, acquisition or otherwise. The following disposals shall not be taken into account under this paragraph:-

(aa)	disposals in the ordinary course of business; and

(bb)	any disposal to which the Bank shall have agreed;

(o)	the Borrower shall promptly notify the Bank in writing of any change in the address and/or telephone number of the Borrower or any Surety;

(p)

neither the Borrower nor the Surety are involved in any activity prohibited under the Corruption Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act (Cap. 65A) and all monies and security provided by them to the Bank are not derived in any way whatsoever from such prohibited activity and there are no pending or threatened court order issued in connection with the said Act which in any way adversely affects the Bank’s interests;

(q)

no security exists on or over the Borrower’s assets except liens arising solely by operation of law and in the ordinary course of business (but any such lien must be discharged within 14 days after it arises) and any other security created or outstanding with the prior consent in writing of the Bank;

(r)	there has been no material adverse change in the Borrower’s or the Surety’s financial condition or operations; and

(s)

there exists no event of default referred to in Clause 14 thereof or any other event which would, with the giving of notice or passing or lapse of time and/or a relevant determination, constitute such an event of default.

10.2	The Borrower agrees that the abovementioned representations and warranties shall be deemed to be repeated upon each drawing of the Facilities.

10.3

Each of the representations and warranties contained in this clause shall survive and continue in full force and effect after the acceptance of the Facility Letter and the execution of the Security Documents and the Borrower hereby warrants to the Bank that the above representations and warranties will be true and correct and fully observed at all times during the continuance of the Security Documents as if repeated during such period by reference to the then existing circumstances.

11.	FINANCIAL STATEMENTS

The Borrower shall duly furnish and shall procure the Surety to furnish to the Bank:-

11.1

annually as soon as possible and in any event not later than 120 days after the close of its financial year the audited financial statements of the Borrower and the Surety and the audited consolidated financial statements of the Borrower and the Surety and their related corporations, in each case consisting of a balance sheet as of the close of such financial year and a statement of its profits and loss for the period then ended in accordance with generally accepted accounting practices and principles consistently applied and signed by its auditors, such auditors to be acceptable to the Bank;

11.2

semi-annually as soon as possible and in any event not later than 90 days after the close of the first 6 months of its financial year the unaudited financial statements of the Borrower and the Surety, in each case consisting of a balance sheet as of the close of the first 6 months of such financial year and a statement of its profits and loss for the period then ended in accordance with generally accepted accounting practices and principles consistently applied; and

11.3	at the same time as sent to the shareholders of the Borrower and the Surety, any other document or information sent to such shareholder as such.

12.	CONSENT TO DISCLOSURE

The Borrower hereby expressly and irrevocably permits and authorises the Bank and the Bank’s officers to disclose, reveal and divulge at any time in such manner and under such circumstances as the Bank deems necessary or expedient in its sole discretion without prior reference to the Borrower, any and all information and particulars relating to and in connection with the Borrower, any and all of the Borrower’s accounts with the Bank (whether held alone or jointly), the Borrower’s credit standing and financial position , any transactions or dealings between the Borrower and the Bank , any facilities granted to the Borrower, the Facility Letter and/or the Security Documents , to any person at any time and from time to time, including but not limited to:-

12.1	any person who may enter into a contractual relationship with the Bank;

12.2	any of the Bank’s subsidiaries, branches, agents, correspondents, agencies or representative offices;

12.3	the Bank’s auditors and professional advisors including its solicitors;

12.4	any of the Bank’s potential assignee or transferee;

12.5	the Surety;

12.6	any person who is jointly or jointly and severally liable to the Bank with the Borrower and/or the Surety;

12.7	the police or any public officer conducting an investigation in connection with any offence including suspected drug trafficking offences;

12.8

the Bank’s stationery printers the vendors of the computer systems used by the Bank and to such person(s) installing and maintaining the same and other suppliers of goods or service providers engaged by the Bank;

12.9

the insurer(s) or valuer(s) or the proposed insurer(s) or valuer(s) of the properties and assets of the Borrower, the Surety and all other persons or parties in respect of any contracts of insurance, assignments or valuations thereof concerning the said properties or assets ;

12.10	any receiver appointed by the Bank;

12.11	any person to whom disclosure is permitted or required by any statutory provision by law;

12.12	any credit bureau of which the Bank is a member and/or any other member(s) of such credit bureau; and/ or

12.13	any governmental agencies and authorities in Singapore and elsewhere .

12A.	DATA PROTECTION

12A.1

(Where personal data relating to the Borrower is or will be collected, used or disclosed by the OCBC Group (as defined herein) and/or the OCBC Representatives (as defined herein)) The Borrower consents to the Bank, its related corporations (collectively, the “OCBC Group”), and their respective business partners and agents (collectively, the “OCBC Representatives”) collecting (including by way of recorded voice calls), using and disclosing the Borrower’s personal data for purposes reasonably required by the OCBC Group and the OCBC Representatives to enable them to provide any facilities (including without limitation the Facilities) to the Borrower. Such purposes are set out in a Data Protection Policy, which is accessible at www.ocbc.com/business-policies or available on request and which the Borrower has read and understood.

12A.2

(Where personal data relating to any of the Individuals (as defined herein) is or will be collected, used or disclosed by the OCBC Group and/or the OCBC Representatives) The Borrower hereby confirms and represents to the OCBC Group and the OCBC Representatives that with respect to any personal data of individuals (“Individuals”) disclosed to the OCBC Group and/or the OCBC Representatives in connection with any facilities granted to the Borrower (including without limitation the Facilities) or at the request of, or by or through the Borrower from time to time , the Individuals to whom the personal data relates have, prior to such disclosure, agreed and consented to such disclosure, and the collection (including by way of recorded voice calls), use and disclosure of their personal data by the OCBC Group and the OCBC Representatives for purposes reasonably required by them to enable them to provide any facilities (including without limitation the Facilities) to the Borrower. Such purposes are set out in a Data Protection Policy, which is accessible at www.ocbc ..com/business-policies or available on request and which the Borrower confirms that each of the Borrower and the Individuals have or will have read and consented to.

13.	SECURITY COVERAGE

13.1

The Bank may at any time and from time to time conduct a valuation or assessment of the assets of the Borrower covered by the Security Documents and such valuation shall be final and conclusive. The cost of such valuation or assessment shall be for the account of the Borrower.

13.2

If at any time the Bank is of the opinion that the value(s) of the assets of the Borrower covered by the Security Documents has fallen below the security margins stipulated by the Bank, or in the absence of such stipulation, below the value(s) at the time the Facilities were granted (for any reason whatsoever, including but not limited to the relative fall in the value of the currency in which such assets are denominated), the Bank shall be entitled:-

(a)	to require the Borrower to reduce its liabilities to the Bank by such extent as the Bank may in its absolute discretion determine;

(b)	to require the Borrower to furnish to the Bank additional securities as shall be satisfactory to the Bank;

(c)	to realise and set-off the assets of the Borrower covered by the Security Documents against the Borrower’s liabilities to the Bank; and/or

(d)	to require prepayment and/or repayment of an amount to be specified by the Bank,

by such date or within such period as the Bank may in its absolute discretion require.

14.	DEFAULT

14.1	lf:-

(a)	the Borrower shall fail to pay any amount when due or outstanding under the Facilities, the Facility Letter and/or the Security Documents on the due date or on demand;

(b)	the Borrower or any Surety of the Borrower shall commit any breach of the provision of, or fail to observe or perform any obligation under, the Facility Letter or any of the Security Documents;

(c)

any representation, warranty of statement made or acknowledged or deemed to have been made or acknowledged by the Borrower or any Surety herein, the Facility Letter and/or any of the Security Documents proves to be incorrect, untrue or misleading or is breached in any material respect;

(d)

any indebtedness of the Borrower or any Surety becomes due or capable of being declared due before its stated maturity, or any guarantee or similar obligation is not discharged at maturity or when called, or the Borrower or any Surety shall be in default under or commit a breach of any instrument or agreement relating to any such indebtedness guarantee or other similar obligation;

(e)

an encumbrancer takes possession of, or a trustee, receiver and/or manager, judicial manager or similar officer is appointed in respect of, any of the assets or property of the Borrower or any Surety , or any distress or any form of execution is levied or enforced upon or sued against such assets or property ;

(f)

the Borrower or any Surety becomes or is declared insolvent or convenes a meeting of creditors or proposes or make any arrangement or composition with or any assignment for the benefit of its creditors;

(g)	any proceedings are commenced or a resolution is passed for the liquidation or winding-up (whether compulsory or voluntary) or for the bankruptcy (as the case may be) of the Borrower or any Surety;

(h)	any provision of the Facility Letter or the Security Documents is or becomes for any reason invalid or unenforceable;

(i)

there is a material adverse change in the condition (financial or otherwise) of the Borrower, the Surety or any of their respective subsidiaries which in the opinion of the Bank might materially affect the Borrower’s and/or the Surety’s continued operations or financial condition;

(j)	any event has occurred which could in the opinion of the Bank prejudice the ability of the Borrower or any Surety to perform their obligations under the Facility Letter or the Security Documents ;

(k)	any of the securities created pursuant to the Security Documents is in the opinion of the Bank in jeopardy and notice thereof has been given to the Borrower and/or the Surety;

(l)

any step is taken by any person or agency with a view to the confiscation, seizure, compulsory acquisition, expropriation or nationalisation of any part of the assets or property of the Borrower and /or any Surety;

(m)	(where the Borrower is a corporation) the Borrower is declared by the Minister to be a declared company under the provisions of Part IX of the Companies Act (Cap. 50);

(n)	the Borrower shall cease or threaten to cease to carry on its business or intend to change the nature or scope of its business as now conducted;

(o)

the Borrower shall transfer or otherwise dispose of all or substantially all its respective assets to any person, firm or corporation (except for the purpose of and followed by a reconstruction, amalgamation or reorganisation on terms approved by the Bank before the step is taken) whether by way of scheme of arrangement or otherwise;

(p)

it is or becomes unlawful for the Borrower to perform or comply with any one or more of its obligations under the Facility Letter and the Security Documents or for the Surety to perform or comply with any one or more of its obligations under the Security Documents;

(q)	the Borrower becomes mentally unsound, incapable of handling its affairs or die;

(r)	any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events mentioned in this Clause 14.1; or

(s)	any of the foregoing events or analogous events or proceedings occur in relation to any Surety;

then the Bank may upon the occurrence of any such event or at any time thereafter, by notice to the Borrower declare that the Facilities together with accrued interest and all amounts payable under the Facility Letter and the Security Documents are immediately due and payable, and the Borrower shall provide cash cover for all contingent liabilities and for all notes or bills accepted, endorsed or discounted and all bonds, guarantees, indemnities, documentary or other credits or any instruments whatsoever from time to time entered into by the Bank for the Borrower’s account and any part of the Facilities which shall be undrawn shall be cancelled.

14.2	Each decision of the Bank with respect to Clauses 14.1(j) and 14.1(k) shall be binding and conclusive on the Borrower.

14.3

If, in accordance with Clause 14. 1 above, the Facilities are declared to be in default, the Borrower will pay interest, on the amount outstanding under the Facility Letter and the Security Documents, from the time of default up to the time of actual payment (both before and after judgment) at the rate stipulated in Clause 4.1.

14.4

Upon the occurrence of any event of default as specified in the Facility Letter and/or the Security Documents, the Bank shall have the overriding right (without any obligation) to cover and/or reverse any or all transactions outstanding under the Facilities at such rate of exchange as the Bank is able, on the relevant date, to obtain in such foreign exchange market as it may in its sole discretion select, which rates shall be binding and conclusive on the Borrower.

15.	INDEMNITY

The Borrower will fully indemnify the Bank and hold the Bank harmless from and against all liabilities, costs, expenses, losses or damages whatsoever which the Bank may suffer or incur as a consequence of any of the following :-

15.1	the failure of the Borrower to drawdown on the date specified in any notice of drawing;

15.2	the failure of the Borrower to drawdown the Facilities in full within the availability period stipulated in the Facility Letter (if any);

15.3	the failure of the Borrower to supply to the Bank such forms, documentation, and other information pursuant to Clause 16.9; or

15.4	the occurrence of any event of default referred to in Clause 14 hereof or any event which with the giving of any notice or lapse of time would constitute such event of default.

Without prejudice to its generality, the foregoing indemnity shall extend to any interest, fees, or other sums whatsoever paid or payable on account of any funds borrowed by the Bank in order to carry any unpaid amount, and to any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating or employing deposits from third parties acquired to make maintain or fund the Facilities or any part thereof or any other amount due or becoming due under the Facility Letter.

16.	UNDERTAKINGS

The Borrower hereby undertakes and agrees that:-

16.1

the Bank shall not be responsible nor liable for anything done or not done by the Bank hereunder or arising from the Bank’s exercise or enforcement of, or the Bank’s refusal or neglect to exercise or enforce, all or any of the Bank’s rights, powers, authorities, discretion and remedies hereunder;

16.2

save for mortgages, charges, pledges, liens or any other encumbrances which are currently subsisting and which have been previously disclosed to the Bank, the Borrower shall not, without the Bank’s prior written consent, create or cause to subsist any mortgage, charge, pledge, lien or any other encumbrance whatsoever over the whole or any part of the Borrower’s undertakings and assets whatsoever and wheresoever situate, both present and future;

16.3

the Borrower shall ensure and procure that its payment obligations under the Facility Letter rank and will at all times rank at least equally and rateably in all respects with all its other unsecured indebtedness except for such indebtedness as would, by virtue only of the law in force in Singapore from time to time, be preferred in the event of its dissolution;

16.4

it will promptly deliver to the Bank and permit the Bank to obtain details of any proceedings which would have rendered its warranty under Clause 10.1(h) herein incorrect and such other information relating to the financial, administrative or other state or condition or the operations of the Borrower as the Bank may from time to time request;

16.5

the Borrower shall permit the Bank to enter into and upon any land or premises belonging to the Borrower or where it carries on its businesses and inspect the same and to inspect all accounts records and statements of the Borrower and the Borrower shall give to the Bank such written authorities and other directions and provide such facilities and access as the Bank may require as well as pay all costs, fees and other expenses whether legal or otherwise in respect of such inspection;

16.6

it will from time to time on request by the Bank at its own expense do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Bank may consider necessary or desirable for giving full effect to the Facility Letter and the Security Documents or securing to the Bank the full benefits of all rights, powers and remedies conferred upon the Bank in the Facility Letter and the Security Documents;

16.7

upon any amendment or alteration to any of the provisions of the Borrower’s Memorandum and Articles of Association or other constitutional document, to promptly provide the Bank with an up-to-date copy thereof, certified as true copy by the Borrower’s directo r or company secretary or such other party approved by the Bank;

16.8

the Borrower shall maintain adequate insurance for such purposes and for such amounts as the Bank shall deem fit from time to time taken out with GREAT EASTERN GENERAL INSURANCE LIMITED or such other insurance company acceptable to the Bank on terms and conditions acceptable to the Bank and assigned/endorsed in favour of the Bank as mortgagee and loss payee and shall bear and promptly pay all premium charges. The policy(ies) and receipts for every premium paid in respect thereof shall be delivered and/or produced to the Bank without demand. If the Borrower defaults in taking up or maintaining or assigning such insurance as and when required by the Bank or paying the premium of any such insurance, the Bank may at its absolute discretion take up or maintain such insurance and all monies costs or expenses expended by the Bank in respect of such insurance shall forthwith be repaid to the Bank and until repayment shall bear interest at the default interest rate or such other rate as the Bank may specify from time to time; and

16.9

it will supply to the Bank such forms, documentation, and other information relating to its status pursuant to sections 1471 through 1474 of the US Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to those sections of the Code, any fiscal or regulatory legislation , rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (“Applicable Laws and Regulations’’) as the Bank may reasonably request from time to time to ensure its compliance with the Applicable Laws and Regulations.

16.10

it will notify the Bank in writing of the occurrence of any event of default referred to in Clause 14 hereof or any other event which would, with the giving of notice or passing or lapse of time and/or a relevant determination, constitute an event of default immediately upon becoming aware of it and the action taken or proposed to be taken to remedy it.

17.	SET-OFF AND CONSOLIDATION

The Bank may, without notice to the Borrower combine, consolidate or merge all or any of the Borrower’s accounts with, and liabilities to, the Bank (whether in Singapore or elsewhere and whether in the Borrower’s individual or joint names or jointly with others or in any other respect) and may set-off or transfer any sum standing to the credit of any such accounts in or towards the satisfaction of any of the Borrower’s obligations and liabilities to the Bank (whether under the Facility Letter or otherwise, whether actual or contingent and whether or not such obligations or liabilities are accrued or not) and may do so notwithstanding that the balances on such accounts and the liabilities may not be expressed in the same currency and the Bank is hereby authorised to effect any necessary conversions at the Bank’s rate of exchange then prevailing.

18.	EVIDENCE OF INDEBTEDNESS

18.1

A statement certified by any officer of the Bank as to any amount due by the Borrower to the Bank under the Facility Letter and the Security Documents shall be conclusive evidence that such amount is in fact due and payable.

18.2

A certificate by the Bank as to the board lending rate, prime lending rate, Cost of Funds, Swap Offer Rate, SIBOR or such other rate of interest shall be conclusive and binding for all purposes upon the Borrower.

19.	APPLICATION OF MONIES

If any sum paid or recovered in respect of the Borrower’s liabilities under the Facility Letter or any of the Security Documents is less than the amount then due, the Bank may apply that sum to principal, interest, fees or any other amounts due under the Facility Letter or the Security Documents in such proportions and order and generally in such manner as the Bank shall deem fit.

20.	REVIEW OF THE FACILITIES

Notwithstanding anything to the contrary, express or implied, contained herein, the Facilities agreed to be made available and granted from time to time to the Borrower shall at the absolute discretion of the Bank be reviewed from time to time and the Bank shall, at its absolute discretion without prior notice to or consent from the Borrower, be entitled to:-

20.1	vary the terms and conditions of, decrease or restructure any of the Facilities granted to the Borrower; or

20.2

cancel or terminate the Facilities granted to the Borrower, or any part thereof, whereupon such Facilities (or part thereof, as the case may be) shall cease to be available and all monies outstanding in respect of such Facilities (or part thereof, as the case may be) shall become immediately due and payable whether any formal demand shall have been made or not.

Nothing contained in the Facility Letter and/or the Security Documents shall be deemed to impose on the Bank any obligation either at law or in equity to make or continue to make the Facilities available to the Borrower.

21.	THE BANK NOT ANSWERABLE FOR LOSS

The Bank shall not be answerable for any involuntary loss happening in or about the exercise or execution of the powers, rights, remedies, authorities, discretion or trusts which may be vested in the Bank by virtue of the Facility Letter and/or the Security Documents or by law for the time being in force .

22.	RIGHTS CUMULATIVE, WAIVERS

22.1

The rights, powers and remedies of the Bank under the Facility Letter and the Security Documents are cumulative and may be exercised as often as the Bank considers appropriate and are in addition to any other rights, powers and remedies which the Bank has or may have under the general law.

22.2

No failure or delay on the part of the Bank to exercise or enforce any of its rights, powers or remedies under the Facility Letter or the Security Documents shall impair or operate as a waiver of such rights, powers or remedies, and any single or partial exercise or enforcement of any such rights, powers or remedies shall not preclude any other or further exercise or enforcement thereof or of any other rights, powers or remedies.

22.3	The Bank’s rights are not capable of being waived except by an express waiver in writing.

23.	SEVERABILITY

The invalidity, illegality or unenforceability of any provision of the Facility Letter, the Security Documents or these terms and conditions under any law or regulation shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions thereof or hereof but these terms and conditions shall be construed as if such invalid, unlawful or unenforceable provision or part thereof has never been contained herein.

24.	ASSIGNMENT OF RIGHTS

The Bank may assign any or all its rights hereunder by notifying the Borrower and may, for this purpose, disclose to a potential assignee or transferee such information about the Borrower as may have been available to the Bank. The Borrower may not assign any of its rights without the Bank’s prior written consent.

25.	NOTICES

25.1	Any notice or demand required to be served on the Borrower by the Bank hereunder may be served: -

(a)	on any of the Borrower’s officers or partners personally;

(b)

by letter addressed to the Borrower or to any of the Borrower’s officers or partners and left at the Borrower’s address known to the Bank or at the Borrower’s registered office or at any one of the Borrower’s principal places of business;

(c)	by posting the same by letter addressed in any such manner as aforesaid to such last address, registered office or any such principal place of business; or

(d)	by telex or facsimile addressed in any such manner as aforesaid to the Borrower’s any then published telex or facsimile number, or the last such number advised to the Bank by the Borrower in writing.

25.2	If there are two or more Borrowers then any notice served in accordance herewith on one of the Borrowers shall be deemed validly served on all of the Borrowers.

25.3	Any notice or demand from the Bank: -

(a)

sent by post in accordance with Clause 25.1 to an address in Singapore shall be deemed to have been served on the Borrower at 10.00a.m. (Singapore time) on the business day next following the date of posting or, in the case of an address outside Singapore, shall be deemed to have been served on the Borrower at 10.00 a.m. (Singapore time) on the third business day next following and exclusive of the date of posting;

(b)	sent by hand shall be deemed to have been served on the Borrower when left at the address required by Clause 25.1; or

(c)	sent by telex or facsimile in accordance with Clause 25.1 shall be deemed to have been served on the Borrower when despatched.

In proving such service by post it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

25.4	Any communication from the Borrower shall be irrevocable and shall not be effective until received by the Bank.

26.	EXPENSES

The Borrower shall reimburse the Bank on demand for: -

26.1

all costs, fees, expenses, stamp duties (including legal, administrative and out-of-pocket expenses) incurred by the Bank in connection with the granting of the Facilities, including but not limited to the costs, fees and expenses incurred for obtaining foreign legal opinion(s), searches conducted on the Borrower, the Surety and any assets or properties of the Borrower, the Surety and/or other third party, the preparation, execution and/or registration of the Facility Letter and the Security Documents;

26.2

all legal fees on an indemnity basis and other costs and disbursements incurred in connection with administering , demanding and enforcing payment of monies due under the Facility Letter or otherwise in enforcing the Security Documents; and

26.3	all abortive charges (including legal fees and expenses) incurred by the Bank if the Borrower shall fail or refuse to proceed with the Facilities after acceptance of the Facility Letter.

27.	TAXES

27.1

All sums payable by the Borrower under the Facility Letter and/or the Security Documents shall be paid (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding on account of any tax and (c) without any deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off, counterclaim or otherwise.

27.2

If (a) the Borrower or any other person is required by law to make any deduction or withholding on account of any such tax or other amount from any sum paid or payable by the Borrower to the Bank under the Facility Letter and/or the Security Documents or (b) the Bank (or any person on its behalf) is required by law to make any deduction or withholding from, or (except on account of tax on the overall net income of the Bank) any payment on or calculated by reference to the amount of, any sum received or receivable by the Bank under the Facility Letter and/or the Security Documents:-

(i)	the Borrower shall notify the Bank of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(ii)

the Borrower shall pay any such tax or other amount before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Bank) on behalf of and in the name of the Bank;

(iii)

the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall (except in the case of any such payment to the extent that its amount is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that after the making of that deduction, withholding or payment, the Bank receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made; and

(iv)

within 7 days after paying any sum from which it is required by law to make any deduction or withholding, and within 7 days after the due date of payment of any tax or other amount which it is required by paragraph (b) above to pay, the Borrower shall deliver to the Bank evidence satisfactory to the Bank of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

27.3

Without prejudice to the generality of the foregoing, in the event that any goods and services tax or any other taxes, levies or charges whatsoever now or hereafter required by law to be paid on or in respect of any sums payable to the Bank or any other matters under or relating to the Facility Letter, the Security Documents or the Facilities, the same shall (except to the extent prohibited by law) be borne by the Borrower and in addition to all other sums payable to the Bank by the Borrower hereunder, the Borrower shall pay to the Bank on demand a sum equivalent to the amount of such goods and services tax or other taxes, levies or charges or such part thereof which the law does not prohibit the Bank from collecting from the Borrower less any such part thereof as has been paid by the Borrower under the preceding sub-clause.

27.4

Without prejudice to the generality of the foregoing, the Borrower’s obligations under this Clause 27 shall apply to any deduction or withholding imposed or collected pursuant to sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to those sections of the Code, any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

28.	JOINT AND SEVERAL OBLIGATIONS OF THE BORROWER

Where the Borrower is more than one person and/or entity, the representations and covenants on the part of the Borrower under the Facility Letter shall be deemed to be made by them jointly and severally.

29.	COMPENSATION FOR LOSS

The Bank shall not be liable for any loss incurred by the Borrower (whether as a result of failure of transmission, communication or computer facilities, failure of electronic or mechanical equipment, failure of public transportation, common carrier communication or utility systems, unauthorized access, data or other theft (including the theft of passwords, codes or log-in sequences), forgery of signatory’s signature, material alteration of requests for facilities, or other reason of any kind whatsoever) through no fault of the Bank.

30.	CHANGE IN CIRCUMSTANCES

30.1

If by reason of any national or international, financial, political or economic conditions, currency availability or exchange controls, or introduction of or any change in applicable law, regulation, directive, notice, circular, rule, guideline (“the regulations”) or in the interpretation or application thereof by any governmental authority or any agency of any state, it is or will become impracticable or unlawful or contrary to any of the regulations for the Bank to maintain or give effect to its obligations under the Facility Letter and Security Documents or if such introduction, change, interpretation or application imposes or modifies any capital adequacy or similar requirement (including a requirement which affects the Bank’s allocation of capital resources to its obligations), the Bank shall give notice thereof to the Borrower whereupon the Bank shall be deemed discharged from its obligations under the Facility Letter and the Security Document and the Borrower shall forthwith upon receipt of notice to this effect from the Bank, repay to the Bank all monies outstanding and unpaid and interest thereon accrued up to the date of payment.

30.2

If the Bank determines that, as a result of (a) the introduction of or any change in, or in the interpretation or application of, any law (which shall for this purpose include any removal or modification of any exemption currently in force in favour of the Borrower) or (b) compliance by it with any directive of any agency of any state:-

(i)	the cost to the Bank of maintaining the Facilities and/or of making, maintaining or funding any drawing or overdue sum is increased;

(ii)	any sum received or receivable by the Bank or the effective return to it under the Facility Letter and/or the Security Documents is reduced (except on account of tax on its overall net income); and/or

(iii)

the Bank makes any payment (except on account of tax on its overall net income) or foregoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under the Facility Letter and/or the Security Documents;

the Borrower shall indemnify the Bank against that increased cost, reduction, payment or foregone interest or other return and, accordingly, shall from time to time on demand (whenever made) pay to the Bank the amount certified by it to be necessary so as to indemnify it.

31.	RIGHT OF PROOF/SUSPENSE ACCOUNT/PAYMENT IN GROSS

Until and unless the whole of the monies and liabilities owing to the Bank with interest shall have been fully and completely paid and discharged,

31.1

the Borrower and the Surety shall not be entitled as against the Bank to any right of proof in the bankruptcy of any person or winding-up of any corporation liable to the Bank or any other right under the Facility Letter and the Security Documents;

31.2

any monies received may be placed in a suspense account for so long as the Bank thinks fit without any obligation to apply the same or any part thereof towards discharge of such monies or liabilities and in the event of any proceedings in or analogous to bankruptcy, winding-up, liquidation, composition or arrangement, the Bank may prove for and agree to accept any composition in respect of the whole or any part of such monies and liabilities; and

31.3

any monies or liabilities received from any person or estate capable of being applied towards discharge of such monies or liabilities shall be regarded for all purposes as payments in gross and if a bankruptcy order shall be made against any person liable to the Bank or an order be made or an effective resolution be passed for the winding-up of any corporation liable to the Bank, the Bank may prove for the whole of the monies and no monies received under such proof shall be considered as received under the Facility Letter or the Security Documents but the full amount owing shall be payable until the Bank has received from all sources 100 cents in the dollar.

32.	UNFAIR PREFERENCE

No disposition assurance security or payment which may be avoided under the provisions of the Bankruptcy Act (Cap. 20) or the Companies Act (Cap. 50) relating to unfair preference, transaction at an undervalue or otherwise, or any statutory modification or re-enactment thereof from time to time and no release or settlement which may have been given or made on the faith of any such disposition assurance security or payment shall prejudice the Bank’s right to recover from the Borrower and/or the Surety to the full extent of the monies and/or liabilities under the Facility Letter and/or the Security Documents. Such disposition assurance security payment release settlement (as the case may be) shall be regarded as never been granted or made.

33.	MORATORIUM

The Facility Letter and the Security Documents and the Borrower’s and the Surety’s obligations and the rights of the Bank under the Facility Letter and Security Documents shall not be prejudiced diminished or affected or discharged or impaired nor shall the Borrower be released or exonerated by any moratorium or other period staying or suspending by any laws or statute rules regulations or proclamations or edicts decree or orders in Singapore or any other country or countries or the order of any court or other authority in or of Singapore or elsewhere all or any of the rights or remedies of the Bank.

34.	SPECIAL ACCOUNTANT

In the event that, in the opinion of the Bank , circumstances have arisen which give reasonable cause for concern over the financial condition of the Borrower and/or the Borrower’s ability to repay any part of the Facilities , the Borrower will, notwithstanding that an Event of Default has not occurred, forthwith upon the Bank’s request appoint a Special Accountant nominated by the Bank. The Bank may at its absolute discretion immediately after such request to appoint a Special Accountant make such appointment on the Borrower’s behalf. The Special Accountant so appointed shall be the agent of the Borrower and the Borrower shall be solely responsible for his acts, defaults and remuneration . The Special Accountant shall have the following functions :-

34.1	to carry out an audit of the accounts of the Borrower and report the outcome of such audit to the Bank;

34.2	to verify and submit to the Bank a list of the Borrower’s accounts receivables;

34.3	to verify and submit to the Bank a list of the Borrower’s creditors; and

34.4

to render such advisory services with respect to the financial affairs of the Borrower and to carry out such other functions as the Bank may specify in its request to the Borrower to appoint the Special Accountant.

35.	SERVICE OF PROCESS

The Borrower hereby agrees that personal service of any writ of summons or other originating process or sealed copy thereof pleadings or other documents may be effected on the Borrower by leaving the same at the place of business or abode or the address in Singapore of the Borrower last known to the Bank (and in this connection the Bank shall be entitled to rely on the records kept by it or that of any registry or government or statutory authority) and if the last known address of the Borrower shall be a postal box number or other hold mail address then personal service may be effected by posting the same to such address or address and the Borrower irrevocably confirms that service of such writs of summons originating process pleadings or documents in the manner aforesaid shall be deemed good sufficient personal service on the Borrower.

36.	TELEPHONE, FACSIMILE AND EMAIL INDEMNITY

36.1

The Borrower shall fully indemnify the Bank against any consequences, claims, demands, proceedings, claims, liabilities, losses, actions, damages, costs and expenses (including legal costs on a full indemnity basis) whatsoever that may arise or be incurred by the Bank in agreeing at the Borrower’s request to accept, rely and act on communication or instructions via the telephone, facsimile or email or in connection with any such communication or instructions, or the acting upon or carrying out such communication or instructions or the taking of steps in connection with or in reliance upon any such communication or instructions and the Borrower shall reimburse the Bank any sums on demand. Such indemnity shall extend to cover situations including but not limited to:-

(a)	taking instructions given or purportedly given by or sent or purportedly sent by the Borrower and acting upon them;

(b)	any error delay or failure whatsoever and wheresoever in any transmission and/or communication facilities;

(c)	the access to and/or use of such forms of communications being prohibited, restricted, delayed or being otherwise affected by:-

(i)

the laws and regulations of the country or jurisdiction from where the Borrower accesses and/or the terms and conditions prescribed by the relevant Internet Service Provider (“ISP”) in such country or jurisdiction of access;

(ii)	any act or omission by the ISP;

(iii)	any modification or upgrade of the Bank’s website;

(iv)	any interruption of, interference with and tampering of such forms of communication; and/or

(v)	any breakdown or malfunction of computer software or equipment whether belonging to the Bank or otherwise due to any cause whatsoever.

36.2

Any such forms of communication from the Borrower shall be irrevocable and shall not be effective until received by the Bank. The communication shall be deemed not to have been received (in the case of any communication made via facsimile) if the transmission thereof is not confirmed by an activity report stating the correct number of pages sent to the correct facsimile number and (in the case of any communication made via email) if the Bank has not acknowledged the receipt thereof by a reply email to the Borrower. Notwithstanding the foregoing, the Bank reserves the right at any time to treat such communication as having been received and effective.

36.3

The Borrower acknowledges that under no circumstances whatsoever is the Bank obliged to verify the authenticity of any instructions or communication given or purportedly given to the Bank by the Borrower. Notwithstanding the foregoing, the Bank reserves the right at any time to refrain from acting promptly upon any instructions or communication given or purportedly given by the Borrower in order to verify the authenticity thereof without incurring any responsibility for loss, liability or expense arising out of so refraining to act.

36.4	The Bank is authorised:-

(a)

to rely and act upon any instructions or communication given or purportedly given to the Bank by the Borrower over the telephone or in writing signed or purportedly signed by the Borrower and sent or purportedly sent by post, facsimile or email and the Bank is not required to obtain a written confirmation thereof. The Borrower shall not hold the Bank liable for acting upon any instructions or communication notwithstanding that it is subsequently shown that the same was not given by the Borrower. The Borrower understands that any risk of misunderstanding, any error or loss resulting from instructions or communication given by unauthorised persons, any error or loss resulting from unauthorised alterations of instructions or any error loss or delay resulting from instructions or communication given over the telephone or from the use of the post, facsimile or email (whether or not arising from or in respect of equipment belonging to the Borrower or the Bank or otherwise) are entirely the Borrower’s risk for which the Bank shall not be liable;

(b)

to treat any instructions or communication given or purportedly given by the Borrower as new instructions or communication when it is unspecified that the instructions or communication are a confirmation or a change of the previous instructions or communication given; and

(c)

(without being obliged so to do) to record any telephone conversation made or purportedly made with the Borrower whether with or without the use of a tone warning device and the Bank may use such recordings and/or transcripts as evidence in any dispute. The Bank shall not be obliged to maintain such recordings and transcripts or keep any copies thereof. The Borrower shall not be entitled to listen to, peruse, make copies of or otherwise have access to such recordings and transcripts or any copies thereof.

37.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP.53B)

A person who is not a party to the Facility Letter shall have no rights under the Contracts (Rights of Third Parties) Act (CAP.53B) to enforce any of its terms.

38.	LAW AND JURISDICTION

This Agreement, the Facility Letter and the Security Documents shall be governed, interpreted and construed in accordance with the laws of the Republic of Singapore, and the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore but the Bank will be at liberty to proceed against the Borrower in any court in any other jurisdiction.